Exhibit 10.5

Summary of Certain Compensation for
Directors of Park National Corporation

Annual Retainers and Meeting Fees
Annual Retainers Payable in Common Shares
Each director of Park National Corporation (“Park”) who is not an employee of Park or one of Park’s subsidiaries (a “non-employee director”) receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of common shares awarded under the Park National Corporation 2013 Long-Term Incentive Plan. The number of common shares awarded as the annual retainer for the fiscal year ended December 31, 2014 (the “2014 fiscal year”) was 200 common shares. These common shares were delivered on the date of the regular meeting of the Park Board of Directors held during the fourth quarter of the 2014 fiscal year.
Each non-employee director of Park also serves on the board of directors of either The Park National Bank (“Park National Bank”) or one of the divisions of Park National Bank, and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of: (a) 150 common shares for members of the board of directors of Park National Bank; and (b) 100 common shares for members of the board of directors of a division of Park National Bank. These common shares were delivered on the date of the regular meeting of the Park Board of Directors held during the fourth quarter of the 2014 fiscal year.
Cash Compensation
The following table sets forth the cash compensation paid by Park to Park’s non-employee directors for the 2014 fiscal year, and to be paid by Park to Park’s non-employee directors for the fiscal year ending December 31, 2015 (the “2015 fiscal year”):

Meeting Fees:
Each meeting of Board of Directors attended (1)	$1,200
Each meeting of Executive Committee attended	$900
Each meeting of Audit Committee attended	$900
Each meeting of each other Board Committee attended	$600
Annual Retainers (2):
Annual Retainer for Committee Chairs:
Audit Committee	$7,500
Nominating Committee	$5,000
Compensation Committee	$5,000
Risk Committee	$5,000
Annual Retainer for Other Committee Members:
Executive Committee	$5,000
Audit Committee	$5,000
Risk Committee	$2,500
Compensation Committee	$2,500
Investment Committee	$2,500
Nominating Committee	$2,500
Lead Director Additional Annual Retainer	$15,000
(1)    If the date of a meeting of the full Board of Directors is changed from that provided for by resolution of the Board and a Park non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting.

(2) Annual retainers are pro-rated based upon a director's period of service on a Board Committee and/or as a Board Committee Chair during the year.
Each non-employee of Park also serves on the board of directors of either Park National Bank or one of the divisions of Park National Bank and, in some cases, receives a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of Park National Bank or the applicable division of Park National Bank (and committees of the respective boards).
In addition to the annual retainers and meeting fees discussed above, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
C. Daniel DeLawder and David L. Trautman receive no compensation for: (i) serving as a member of the Board of Directors of Park; (ii) serving as a member of the board of directors of Park National Bank; or (iii) serving as a member of any committee of the respective boards. During the period of his service in the 2014 fiscal year (from January 1, 2014 until his death on December 1, 2014), Harry O. Egger received no compensation for: (i) serving as a member of the Board of Directors of Park; (ii) serving as a member of the board of directors of the Security National Bank Division of Park National Bank; or (iii) serving as a member of any committee of the respective boards of directors. Since February 1, 2014, William T. McConnell has been treated as a non-employee director of Park and received and is to receive the same compensation as other non-employee directors of Park.
Other Compensation
William T. McConnell was employed by Park National Bank in a non-executive officer capacity from January 1, 2014 until January 31, 2014, and in such capacity, he received the amount of $3,800 during the 2014 fiscal year. Since February 1, 2014, Mr. McConnell has received the same compensation as other non-employee directors of Park.
Harry O. Egger was employed by the Security National Bank Division of Park National Bank, in a non-executive officer capacity until his death on December 1, 2014. In such capacity, he received the amount of $31,731 during the 2014 fiscal year.